UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/18/2008

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with its annual performance review process, the Compensation Committee of the Board of Directors of Encorium Group, Inc. (the "Company") approved, as of March 18, 2008, the annual salaries for 2008 for the following executive officers of the Company: (i) Kenneth M. Borow, President and Chief Medical and Stategic Development Officer - $388,573, (ii) Lawrence R. Hoffman, Executive Vice President, General Counsel, Secretary and Chief Financial Officer -$ 260,740, and (iii) Alison O'Neill, Senior Vice President, Clinical Operations- $202,203.

Dr. Borow, Mr. Hoffman and Ms. O'Neill do not have employment agreements with the Company.

In addition, pursuant to the terms of an Employment Agreement, dated November 1, 2006, by and among Remedium Oy, the Company and Dr. Kai Lindevall, Ph.D. (the "Employment Agreement") on March 18, 2008 the Compensation Committee approved a cash bonus for Dr. Lindevall for 2007 of $58,432. Dr. Lindevall's bonus is payable in Euros. His compensation has been translated into U.S. dollars at the average exchange rate for 2007 of 1.00 EUR ~ 1.375 USD.

Pursuant to the terms of the Employment Agreement, Dr. Lindevall's bonus is equal to the sum of (i) 5% of European and Asian operating results before interest and taxes (EBIT) based on US GAAP reported results; and (ii) 2.5% of US EBIT based on US GAAP reported results.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on Novemebr 6, 2006 and incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: March 24, 2008	By:	/s/ Lawrence R. Hoffman
Lawrence R. Hoffman
Executive Vice President, General Counsel, Secretary and Chief Financial Officer